                                                                    Exhibit 11.1


                           Network Solutions, Inc.
       Computation of Net Income Per Common and Common Equivalent Share



                                                        YEAR ENDED               SIX MONTHS ENDED
                                                        DECEMBER 31,                  JUNE 30,
                                                            1996               1996               1997
                                                    ------------------  ------------------  ------------------
Weighted average common shares outstanding               12,500,000          12,500,000         12,500,000
                                                    ------------------  ------------------  ------------------

Common stock options, as if converted(1)                    187,000             187,000            187,000
Dividend to SAIC (2)                                        662,000             662,000            662,000
                                                    ------------------  ------------------  ------------------
Total common equivalent shares                              849,000             849,000            849,000
                                                    ------------------  ------------------  ------------------

Pro forma common and common
  equivalent shares                                      13,349,000          13,349,000         13,349,000
                                                    ==================  ==================  ==================

Pro forma Net income                                $    (1,625,000)    $    (1,458,000)    $    1,256,000
                                                    ==================  ==================  ==================

Pro forma Net income per common and common
  equivalent share                                  $         (0.12)    $         (0.11)    $         0.09
                                                    ==================  ==================  ==================

(1) Common stock options, as if converted issued at prices below the public offering price during the 12 months immediately preceding the filing of this intitial Registration Statement and through the effective date of such Registration Statement have been calculated using the treasury stock method based upon the estimated initial public offering price and have been included in all years regardless of whether they are dilutive.

(2) Dividend to SAIC has been calculated as the number of shares the proceeds from the sale of which will effectively be calculated as used to pay this dividend in excess of the prior 12 months' net income.